Exhibit (a)(1)(A)

Offer to Purchase for Cash

By

Stream Global Services, Inc.

(formerly Global BPO Services Corp.)

Up to 20,757,046 Shares of its Common Stock

at a Purchase Price of $8.00 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 5, 2008 UNLESS THE OFFER IS EXTENDED.

Stream Global Services, Inc. (“Stream”, the “Company”, “we,” “us” or “our”), formerly known as Global BPO Services Corp., hereby offers to purchase up to 20,757,046 shares of its common stock, par value $0.001 per share (the “shares”), at a purchase price of $8.00 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $166,056,638, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Because of proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at the Purchase Price if more than the number of shares we are seeking in the Offer are properly tendered.

Only shares properly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Our intent is to purchase up to 20,757,046 of our shares pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

We will fund the purchase of shares in the Offer with existing cash resources, including the net proceeds of our recently completed issuance of Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Sections 5 and 7.

The shares are listed and traded on the American Stock Exchange under the symbol “OOO.” On August 6, 2008, the last full trading day before the announcement of the Offer, the last reported sale price of the shares was $7.87 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares pursuant to the Offer. See Section 8.

We also have outstanding warrants to acquire shares and units comprised of one share and one warrant to acquire a share. The warrants and units also are listed and trade on the American Stock Exchange under the symbols “OOO.WS” and “OOO.U,” respectively. This Offer is only open for shares. You may tender shares that are included in units, but to do so you must separate such shares from the units prior to tendering such shares. See Section 3.

Our board of directors has approved our making the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your shares with your broker, if any, or other financial advisor.

Ares Corporate Opportunities Fund II, L.P. (“Ares”), our largest stockholder, has agreed not to tender any shares. In addition, each of our current and former officers, directors and strategic advisory council members has agreed not to tender any of their shares pursuant to the Offer. See Section 11.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the offer may be directed to Innisfree M&A Incorporated, our Information Agent for the Offer, at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and the Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates for shares registered in your own name, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer;

•

if you are an institution participating in The Depository Trust Company, you must tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are the holder of units comprised of a warrant and a share of common stock of the Company and wish to tender shares included in such units, you must separate the shares from the units prior to tendering your shares pursuant to the Offer. You must instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so.

To tender shares pursuant to the Offer properly, other than shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Who is offering to purchase shares?

•	Stream Global Services, Inc. (“Stream”, the “Company”, “we,” “us” or “our”), formerly known as Global BPO Services Corp. (“GBPO”).

What is the background and purpose of the Offer?

•

Stream resulted from the merger of a subsidiary of GBPO and Stream Holdings Corporation (“SHC”). Prior to the merger, GBPO was a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or similar business combination.

•

GBPO and SHC executed a merger agreement on January 27, 2008. To effectuate the merger, GBPO required approval of its stockholders and also required that the holders of less than 30% of the shares of common stock issued in its initial public offering (“IPO”) exercise their right to convert such shares into a pro rata portion of the funds held in a trust account into which a substantial portion of the net proceeds of the IPO was deposited (the “Conversion Right”).

•

In April 2008, GBPO held discussions with the principal stockholder of SHC regarding a renegotiation of the terms of consideration to be paid in the merger to make the terms more appealing to the GBPO stockholders. During this time, GBPO also began to explore the possibility of an investment by a private equity firm so that it might use the proceeds thereof to repurchase GBPO common stock from stockholders desiring liquidity.

•

On June 2, 2008, GBPO and SHC executed an amended and restated merger agreement and GBPO and Ares Corporate Opportunities Fund II, L.P. (“Ares”) simultaneously entered into an agreement for the sale to Ares of shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”) for an aggregate purchase price of $150 million. GBPO also announced that, following the consummation of the merger and the issuance of the Series A Preferred Stock, it would commence a tender offer for up to 20,625,001 shares of its common stock.

•

On July 18, 2008, GBPO announced that the Offer would include up to an additional 9,374,999 of our shares, equivalent to the maximum number of shares of GBPO common stock as to which Conversion Rights could be exercised by stockholders while still approving the merger, with the actual number to be determined by subtracting the number of shares of GBPO common stock as to which a Conversion Right had been exercised from 9,374,999 and adding that difference to 20,625,001. Thus, if no Conversion Rights had been exercised the Offer would have been for up to 30,000,000 shares, and if Conversion Rights had been exercised for the maximum of 9,374,999 shares the Offer would have been for up to 20,625,001 shares. Conversion Rights were exercised for an aggregate of 9,242,954 shares. Thus, the Offer is for up to 20,757,046 shares.

•

On July 31, 2008, the acquisition of SHC by GBPO was consummated, and GBPO was renamed Stream Global Services, Inc. On August 7, 2008 Stream issued 150,000 shares of Series A Preferred Stock to Ares for $150 million.

How many shares is Stream offering to purchase?

•

We are offering to purchase up to 20,757,046 shares that stockholders properly tender in the Offer or such lesser amount of shares as are properly tendered and not properly withdrawn. See Sections 1 and 2.

•

If more than 20,757,046 shares are properly tendered, all shares tendered will be purchased on a pro rata basis. The Offer is not conditioned on any minimum number of shares being tendered by stockholders. See Section 1.

•

Our intent is to purchase up to 20,757,046 of our shares pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

Are warrants to purchase shares included in the Offer?

•

No. The Offer is only for shares of our common stock. You may not tender warrants or units comprised of a share and a warrant. If you wish to tender shares included in units, you must first separate the shares from the units prior to tendering your shares pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

What will be the purchase price for the shares and what will be the form of payment?

•

The price for the Offer is $8.00 per share (the “Purchase Price”). All shares that we purchase will be purchased at the Purchase Price. However, we expressly reserve the right, in our sole discretion, to increase the Purchase Price pursuant to the Offer, subject to applicable law. See Section 1.

•

If your shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in Section 1). Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See Sections 1 and 5.

How will Stream pay for the shares?

•	We will use our existing cash reserves, including the proceeds received from the sale of Series A Preferred Stock to Ares, to purchase shares tendered in the Offer. See Section 9.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

•

While we do not plan to extend or amend the Offer, we may extend or amend the Offer to the extent we determine such extension or amendment is required by applicable law or regulation. If we extend the Offer, we will delay the acceptance of any shares that have been tendered pursuant to the Offer. We reserve the right to amend the Offer to increase the Purchase Price or increase the number of shares we offer to purchase. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

•

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

How long do I have to tender my shares?

•

You may tender your shares pursuant to the Offer until the Offer expires. The Offer will expire on Friday, September 5, 2008, at 5:00 p.m., New York City time, unless we extend the Offer to comply with legal requirements. See Sections 1 and 14.

How will the Offer affect the number of shares outstanding and the number of record holders of the Company?

•

As of August 7, 2008, we had 29,931,546 outstanding shares of common stock (excluding all shares as to which Conversion Rights were elected, none of which shares are considered outstanding for purposes of this Offer to Purchase), as well as 150,000 outstanding shares of Series A Preferred Stock (convertible into 25,000,000 shares of common stock) and outstanding warrants to acquire 38,750,000 shares of our common stock at an exercise price of $6.00 per share that will become exercisable on October 17, 2008. The 20,757,046 shares that we are offering to purchase pursuant to the Offer represent approximately 37.8% of our outstanding shares as of August 7, 2008 (assuming the conversion of the outstanding Series A Preferred Stock, but excluding 38,750,000 shares issuable upon exercise of outstanding warrants). If the Offer is fully subscribed, then we will have approximately 34,174,500 shares of common stock outstanding following the purchase of shares tendered pursuant to the Offer (assuming the conversion of the outstanding Series A Preferred Stock, but excluding shares issuable upon exercise of outstanding warrants). The actual number of shares outstanding will depend on the number of shares tendered and purchased pursuant to the Offer. See Section 2. Each of our current and former officers, directors and strategic advisory council members, and Ares, has agreed not to tender any of their shares pursuant to the Offer.

•	To the extent any of our stockholders of record tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

•

Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company to the extent that shares are tendered and purchased pursuant to the Offer. See Section 2.

Are there any conditions to the Offer?

•

Our obligation to purchase shares tendered depends upon there not being instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer. See Section 7.

How do I tender my shares?

•

If you hold your shares in your own name as a holder of record and decide to tender your shares, you must deliver your shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in Section 3) to the Depositary before 5:00 p.m., New York City time, on Friday, September 5, 2008, or such later time and date to which we may extend the Offer.

•

If you hold your shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your shares. See Section 3 and the instructions to the Letter of Transmittal.

•

If you hold units, comprised of a share and a warrant to acquire a share and want to tender shares included in such units, you must separate the shares from the units prior to tendering your shares pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

•

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Until what time can I withdraw previously tendered shares?

•

You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on Friday, September 5, 2008, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:01 a.m., New York City time on Friday, October 3, 2008. See Section 4.

How do I withdraw shares previously tendered?

•

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered shares be purchased? Will tendered shares be prorated?

•

First, we will purchase shares from all stockholders who properly tender shares. If more shares are tendered than we are offering to purchase pursuant to the Offer, we will purchase tendered shares on a pro rata basis with appropriate adjustments to avoid the purchase of fractional shares, subject to the conditional tender provisions described below and in Section 6; and

•

Second, if necessary to permit us to purchase up to 20,757,046 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer), we will purchase shares from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares (including all) or none be purchased if any of the holder’s shares are purchased pursuant to the Offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. See Sections 1 and 6.

•	Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has Stream or its board of directors adopted a position on the Offer?

•

Our board of directors has approved the Offer. However, neither we or our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will Stream’s directors and officers or Ares tender shares in the Offer?

•	No. Each of our current and former officers, directors and strategic advisory council members, as well as Ares, has agreed not to tender any of their shares pursuant to the Offer. See Section 11.

What will happen if I do not tender my shares?

•

Stockholders who choose not to tender will own a greater percentage ownership in our outstanding shares following the completion of the Offer to the extent that shares are tendered and purchased pursuant to the Offer. See Section 2.

When and how will Stream pay for the shares I tender that are accepted for purchase?

•	We will pay the Purchase Price, without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is the recent market price for the shares?

•

On August 6, 2008, the last full trading day before announcement of the Offer, the last reported sale price on the American Stock Exchange was $7.87 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

•

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

•

The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a corporate distribution. See Section 13. The payment of cash for a foreign stockholder’s tendered shares will be subject to U.S. federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my shares?

•	If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Who do I contact if I have questions about the Offer?

•

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, at the telephone numbers and addresses set forth on the back cover of this Offer. You may request additional copies of the Offer, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer, as well as certain statements incorporated by reference herein, constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

•	Conducting operations in a competitive environment and a changing industry;

•	Our ability to execute on strategic priorities;

•	Our ability to integrate successfully the acquisition of SHC;

•	Our ability to retain existing customers and attract new customers following the acquisition of SHC;

•	Retention of key employees;

•	Our ability to expand internationally;

•	Our ability to move our product mix into higher margin businesses;

•	Our ability to manage healthcare and benefits costs;

•	Currency fluctuations and exchange rate adjustments;

•	Our ability to finance current operations and growth initiatives; and

•	Economic, legal and political issues associated with our international operations.

You should carefully consider these risks, in addition to the other information in this Offer to Purchase and in our other filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and items discussed in “Item 1A -“Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our other SEC reports filed after the Annual Report, which are incorporated herein by reference, highlight many of the material risks of participating in this Offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein or incorporated herein by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Economic Risks

There is no guarantee that your decision of whether to tender your shares will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future following the completion of the Offer. If you choose to tender your shares in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to tender your shares. Similarly, if you do not tender your shares, you will continue to bear the risk of ownership of your shares after the closing of the Offer, and there can be no assurance that you can sell your shares in the future at a higher price than the Purchase Price. Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

A stockholder is not guaranteed to be able to sell all of its shares to us as part of the Offer.

Due to the fact that there are 22,119,046 shares of common stock outstanding as of the commencement of this Offer that are not held by our current and former officers, directors, strategic advisory board members, and Ares, each of whom have agreed not to tender any shares, and are not held by employees that are subject to vesting and restrictions on transfer, it is possible that the Offer will be oversubscribed. In such an event, we will purchase the shares pro rata, which means that each stockholder who accepts the Offer will have only a portion of such stockholder’s shares bought by us. Consequently, a stockholder cannot be assured that it will be able to sell all of its shares to us as part of the Offer.

The Offer presents potential risks and disadvantages to us and our continuing stockholders.

Although our Board of Directors has determined that the Offer is in the best interests of our stockholders, the Offer exposes us to a number of risks including:

•

the use of a substantial portion of our existing cash reserves, which may reduce our ability to engage in significant cash acquisitions or to pursue other business opportunities that could create significant value for our stockholders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•

the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding redeemable warrants to purchase an aggregate of 31,250,000 shares of common stock issued in our initial public offering (the “IPO”) will become exercisable on October 17, 2008. In addition, non-redeemable warrants to purchase an aggregate of 7,500,000 shares of common stock held by Ares are also outstanding and will become exercisable on October 17, 2008. All of these outstanding warrants have an exercise price of $6.00 per share. As of August 6, 2008, the closing price of our shares traded on the American Stock Exchange was $7.87 per share. To the extent that all outstanding in-the-money warrants were exercised, on this date we would have had 93,681,546 shares of common stock outstanding (including shares issuable upon conversion of the Series A Preferred Stock but excluding all shares as to which Conversion Rights were elected). In addition, sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

The completion of the merger could result in disruptions in business, loss of clients or contracts or other adverse effects.

Our recently completed merger with SHC may cause disruptions, including potential loss of clients and other business partners, in our business, which could have material adverse effects on our business and operations. Although we believe that our business relationships are and will remain stable following this merger, our clients and other business partners, in response to the completion of the merger, may adversely change or terminate their relationships with us, which could have a material adverse effect on our business.

We must comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a relatively short timeframe.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting beginning with the fiscal year ending December 31, 2008. We will also be required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year ending December 31, 2008 and subsequent years. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our stock price.

We may incur significant costs to comply with these requirements. We may in the future discover areas of internal controls over financial reporting that need improvement, particularly with respect to any businesses acquired in the future. There can be no assurance that remedial measures will result in adequate internal controls over financial reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our auditors are unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

The loss of key executives could adversely affect our ability to integrate SHC and operate our business.

The success of our integration of SHC, and the success of our ongoing business, will be dependent upon the continued service of a relatively small group of our key executives consisting of Mr. Murray, our chairman, chief executive officer, president and interim chief financial officer, Ms. Flaherty, our chief legal and administrative officer, as well as certain members of the former SHC executive management team. The loss of one or more of these key employees or failure to recruit, hire, train and retain other highly qualified personnel could have a material adverse effect on our business, results of operations and financial condition.

There can be no assurance that the American Stock Exchange will continue to list our securities on its exchange, and any delisting could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our units, common stock and warrants are listed on the American Stock Exchange, a national securities exchange. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future. If the American Stock Exchange delists our securities from trading on its exchange and we are unable to list our securities on another exchange, our securities could be quoted on the OTC Bulletin Board, or “pink sheets”. As a result, we could face significant adverse consequences, including but not limited to the following:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a more limited amount of news coverage for the Company;

•	a reduced liquidity for our securities;

•	a limited amount of financial analyst coverage for the Company;

•	a decreased ability to obtain new financing or issue new securities on favorable terms in the future;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•	a decreased ability of our security holders to sell their securities in certain states.

Stockholders’ interests in the Company will be diluted significantly by the conversion of our Series A Preferred Stock, which could affect the market price of our common stock.

The Series A Preferred Stock is convertible into shares of our common stock at a conversion price of $6.00 per share. The aggregate stated value of the Series A Preferred Stock is $150 million, and all such Series A Preferred Stock may be converted into an aggregate of 25,000,000 shares of our common stock. The Series A Preferred Stock has an annual dividend rate of 3%, calculated semi-annually, and accrued dividends that may be paid, at our option, by increasing the stated value of the Series A Preferred Stock by an equal amount, which amount shall be convertible into shares of our common stock at the conversion price of $6.00. To the extent the Series A Preferred Stock is converted into shares of our common stock, the issuance of substantial numbers of shares of common stock would increase the number of outstanding shares of our common stock and could have an adverse effect on the market price for our securities and on our ability to obtain future public or private financing.

The Series A Preferred Stock ranks senior to our common stock with respect to distributions upon our liquidation.

The Series A Preferred Stock ranks senior to our common stock for purposes of any liquidation event. Accordingly, as long as Series A Preferred Stock is outstanding, no distributions upon liquidation may be made to the holders of our common stock unless the holders of our Series A Preferred Stock have received distributions equal to their liquidation preference, which is the greater of the stated value, initially $1,000 per share, plus accrued dividends, and the amount payable to such holders had all of the Series A Preferred Stock been converted into our common stock. As a result, it is possible that, upon liquidation, all of the amounts available for distribution to our equity holders would be paid to the holders of the Series A Preferred Stock and our other stockholders would not receive any payment.

Ares is our largest stockholder and has significant influence and control over our management and affairs.

Ares owns approximately 46% of our common stock on an as converted basis, based on our outstanding shares as of August 7, 2008 and (i) assuming conversion of all of the Series A Preferred Stock, (ii) assuming no exercise of any of our outstanding warrants, (iii) giving no effect to the Offer and (iv) excluding all shares as to which Conversion Rights have been exercised. This percentage will increase to the extent outstanding shares are purchased in the Offer. In addition, Ares is entitled to appoint to our board of directors a number of directors proportional to its ownership percentage. As a result, Ares has significant influence and control over our management and affairs.

Ares could make it more difficult or even impossible for a third party to acquire us without its consent.

For so long as 30% or more of the number of shares of Series A Preferred Stock first issued to Ares remain outstanding, or for so long as the outstanding shares of Series A Preferred Stock represent, in the aggregate, 20% or more of our equity on an as-converted basis, the holders of the Series A Preferred Stock have the right to approve mergers, consolidations, acquisitions by a third party and substantial asset sale transactions involving us if the consideration payable with respect to each share of Series A Preferred Stock is other than an amount in cash which is more than 150% of the conversion price of the Series A Preferred Stock.

Holders of Series A Preferred Stock will receive registration rights, and the exercise of such rights could adversely affect the market price of our common stock.

The holders of the Series A Preferred Stock have registration rights, subject to certain conditions, to require us to file registration statements under the Securities Act on up to four occasions to register shares of common stock issued upon the conversion of the Series A Preferred Stock and upon exercise of the certain warrants held by Ares to acquire up to 7,500,000 shares of our common stock. Any sale of a significant number of shares of common stock by holders of the Series A Preferred Stock could cause the market price of our common stock to decline.

Risks Related to Our Business and Industry

We have a history of losses and there can be no assurance that we will become or remain profitable or that losses will not continue to occur.

SHC was formed on June 16, 2003 and as of March 31, 2008 had an accumulated deficit of $12.6 million. SHC had net losses of $2.0 million, $11.3 million and $5.4 million for the three months ended March 31, 2008 and for the fiscal years ended December 31, 2007 and 2006, respectively. As successor to SHC’s business, we may continue to incur reported losses. To support growth, SHC increased its expense levels and its investments in facilities and capital equipment. As a result, we will need to significantly increase revenues or profit margins to become profitable. If our sales or profit margins do not increase to support the higher levels of operating expenses and if new service offerings are not successful, our business, results of operations and financial condition will be materially and adversely affected.

A substantial portion of our revenue is generated from a limited number of clients, and the loss of one or more of these clients would materially reduce our revenue and cash flow and adversely affect our business.

We have derived and believe that we will continue to derive in the near term most of our revenue from a few major clients. Our three largest clients, Dell Computer Corporation, Hewlett-Packard Company and Sirius Satellite Radio, Inc., accounted for approximately 13.5%, 16.7% and 11.7%, respectively, of SHC’s revenues for the three months ended March 31, 2008 and 15.8%, 13.3% and 12.9%, respectively, for the year ended December 31, 2007. There can be no assurance that we will be able to retain these major clients or that, if we were to lose one or more of our major clients, we would be able to replace such clients with clients that generate a comparable amount of revenues. A number of factors could cause us to lose business or revenue from a client, and some of these factors are not predictable and are beyond our control. For example, a client may demand price reductions, change its outsourcing strategy, move work in-house or reduce previously forecasted demand. In addition, the volume of work we perform for specific clients may vary from year to year. In most cases, if a client terminates its contract with us or does not meet its forecasted demand, we have no contractual recourse even if we have hired and trained service professionals to provide services to the client. Thus, a major client in one year may not provide the same level of revenue in any subsequent year. Consequently, the loss of one or more of our major clients, or the inability to generate anticipated revenues from them, would have a material adverse effect on our business, results of operations and financial condition. Our operating results for the foreseeable future will continue to depend on our ability to effect sales to a small number of clients and any revenue growth will depend on our success selling additional services to our large clients and expanding our client base.

Our revenue is highly dependent on a few industries and any decrease in demand for outsourced business processes in these industries could reduce our revenue and seriously harm our business.

Most of our clients are concentrated in the technology, consumer electronics and communications industries. The success of our business largely depends on continued demand for our services from clients in these industries, as well as on trends in these industries to outsource business processes. A downturn in any of our targeted industries, a slowdown or reversal of the trend to outsource business processes in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing could result in a decrease in the demand for our services, which in turn could harm our business, results of operations and financial condition.

Other developments may also lead to a decline in the demand for our services in these industries. For example, the industries we primarily serve, particularly the communications industry, have experienced a significant level of consolidation in recent years. Consolidation in any of these industries or acquisitions, particularly involving our clients, may decrease the potential number of buyers of our services. Any significant reduction in, or the elimination of, the use of the services we provide within any of these industries would reduce our revenue and cause our profitability to decline. Our clients may experience rapid changes in their prospects, substantial price competition and pressure on their results of operations. This may result in increasing pressure on us from clients in these key industries to lower our prices, which could negatively affect our business, results of operations and financial condition.

We may not be able to manage our growth effectively, which could adversely affect our results of operations.

SHC experienced rapid growth over the past several years and we anticipate future expansion and may not be able to continue to effectively manage our operations. Management of a rapidly growing business depends on a number of factors, including our ability to (i) initiate, develop and maintain client relationships and marketing operations, (ii) recruit, motivate and retain qualified management and hourly personnel, (iii) rapidly identify, acquire or lease suitable service center facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion, (iv) maintain the quality of the services and products that we provide to our clients, and (v) deploy appropriate technology. Rapid growth can be expected to continue to place a significant strain on our management, operations, employees and resources. There can be no assurance that we will be able to effectively manage our expanding operations or achieve planned growth on a timely or profitable basis. If we are unable to manage our business effectively, our business, results of operations and financial condition would be materially adversely affected.

Our operating results are subject to fluctuation because our contracts are primarily short term and subject to early termination by our clients.

We enter into one to five year contracts, most of which are typically one year contracts renewable on an annual basis. Although many of such contracts require the client to pay a contractually agreed amount based on a minimum level of expected volume, the contracts do not assure us a specific level of revenues and they generally do not designate us as the client’s exclusive service provider. There can be no assurance that we can renew or extend our contracts with our clients. Although many of such contracts require the client to pay a contractually agreed upon amount in the event of early termination, there can be no assurance that we will be able to collect such amount or that such amount, if received, will sufficiently compensate us for the significant investment often times we have made to support the cancelled program or for the revenues we may lose as a result of the early termination.

We may be unable to cost-effectively attract and retain qualified personnel, which could materially increase our costs.

Our business will also be dependent on our ability to recruit, hire, train and retain highly qualified technical and managerial personnel, including individuals with significant experience in the industries targeted by us. The Customer Relationship Management (“CRM”) industry is labor intensive and is characterized by high personnel turnover. Any increase in our employee turnover rate would increase our recruiting and training costs, decrease operating effectiveness and productivity and delay or deter us from taking on additional business. Also, the introduction of significant new clients or the implementation of new large-scale programs may require us to recruit, hire and train personnel at an accelerated rate. In addition, certain of our facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to attract and retain qualified personnel. There can be no assurance that we will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff our business.

A decline in end-user acceptance of our clients’ products will decrease demand for our services and could have a material adverse effect on our business.

We charge our clients based on the number of inbound calls that we provide, or the amount of time our service professionals spend with, end-users relating to our clients’ products. To the extent there is a decline in spending for our clients’ products, whether as a result of a decline in product acceptance, the technology, consumer electronics or communications industries, or the economy in general, our business will be adversely affected. There are a number of factors relating to discretionary consumer and business spending, including economic conditions affecting disposable income (such as employment, business conditions, taxation and interest rates) and the ability of our clients to sell their products, most of which are outside of our control. There can be no assurance that spending for our clients’ products will not be affected by adverse economic conditions, thereby affecting our business, results of operations and financial condition.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial position and operating results.

We intend to pursue acquisitions of companies or assets in order to enhance our market position and/or expand the types of business process outsourcing (“BPO”) services that we offer to customers. We may not be able to find suitable acquisition candidates and we may not be able to consummate such acquisitions on favorable terms, if at all. If we do complete acquisitions, we cannot be sure that they will ultimately strengthen our competitive position or that they will not be viewed negatively by clients, security analysts or investors. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and harm our operating results or financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, financial condition and operating results.

We may not be able to achieve incremental revenue growth or increased profitability.

We believe that we should be able to achieve incremental revenue growth and increased profitability through initiatives, such as opening new off-shore service locations in places like China, the Philippines, Eastern

Europe, South America, Latin America, Malaysia and Singapore, the addition or expansion of services, such as supply chain management, warranty services, credit and collection services, human resource and claims management, and language translation and interpretation services, the introduction of front-end technology-driven service solutions for self-help and other technical assistance, and operational improvements in areas such as employee attrition, site capacity, utilization rates, use of technology and other operating metrics. However, there can be no assurance that we will not encounter difficulties or delays in implementing these initiatives, and any such difficulties or delays would adversely affect our future operating results.

A system failure could cause delays or interruptions of service, which could cause us to lose clients.

Our operations are dependent upon our ability to protect our service centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event we experience a temporary or permanent interruption at one or more of our service centers and/or datacenters, through casualty, operating malfunction or otherwise, our business could be materially adversely affected and we may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with us. While we maintain property and business interruption insurance, such insurance may not adequately compensate us for all losses that we may incur.

To be successful, we will need to continue to provide our clients with reliable service. Some of the events that could adversely affect our ability to deliver reliable service include: physical damage to our network operations centers; disruptions beyond our control; power surges or outages; and software defects.

Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in a loss of data to us or our clients, which could cause a loss of revenues, failure to achieve product acceptance, increased insurance costs, product returns, legal claims, including product liability claims, against us, delays in payment to us by clients, increased service and warranty expenses or financial concessions, diversion of resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse effect on our market share and, in turn, our business, results of operations and financial condition.

We depend on third-party technology which, if it should become unavailable, contain defects, or infringe on another party’s intellectual property rights, could result in increased costs or delays in the production and improvement of our products or result in liability claims.

We license critical third-party software that we incorporate into our services on a non-exclusive basis. If our relations with any of these third-party software providers are impaired or the third-party software infringes upon another party’s intellectual property rights, our business could be harmed. The operation of our business would also be impaired if errors occur in the third-party software that it utilizes. It may be more difficult for us to correct any defects in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software. If the cost of licensing any of these third-party software products increases, our gross margin levels could significantly decrease.

We may not be able to compete effectively against competitors with greater resources or capabilities and may lose business if clients decide to reduce the amount of services outsourced.

The market in which we compete is highly competitive and fragmented. We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have greater financial, technological and other capabilities and resources than we do. Moreover, there can be no assurance that additional competitors with greater resources will not enter the market.

Because we compete with the in-house operations of existing or potential clients, our business, results of operations and financial condition could be adversely affected if our existing clients decide to provide in-house CRM and other BPO solutions that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors or in-house operations could cause our services to lose market acceptance or result in significant price erosion, which would have a material adverse effect upon our business, results of operations and financial condition.

Some of these existing and future competitors have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than we do in the industries that we currently serve or may serve in the future. Some of our competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce our operating margin, which could harm our business, results of operations and financial condition.

Our success may be affected by our ability to complete and integrate new service centers on a timely and cost effective basis.

We intend to continue to pursue a growth strategy of opening new service centers. We expect that some of these new service centers will be located off-shore and some may be in jurisdictions like China and the Philippines where we have not done business in the past. The rate of new service center openings is subject to various contingencies, many of which are beyond our control. These contingencies include, among others, our ability to secure suitable sites on a timely basis and on satisfactory terms, our ability to hire, train and retain qualified personnel, the availability of adequate capital resources, the successful integration of new service centers into existing operations and local regulatory matters and customs. A new service center involves significant capital expenditures for both the acquisition and improvement of the site. Each service center must ramp up in utilization to become profitable, which can typically take 6-12 months to achieve. There can be no assurance that we can open new service centers on a timely or cost effective basis or that once opened, the service centers will be profitable.

Our international operations and sales subject us to risks associated with unexpected events.

We conduct business in the U.S., Canada, the Netherlands, the United Kingdom, Italy, Ireland, Spain, Sweden, France, Germany, Poland, Bulgaria, India, Tunisia, the Dominican Republic and Costa Rica. Our international operations accounted for approximately 77.5% of SHC’s revenues for the three months ended March 31, 2008 and 74.2% for the year ended December 31, 2007. A key component of our growth strategy is our continued international expansion, especially in lower-cost labor markets, such as China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore. There can be no assurance that we will be able to successfully market, sell and deliver our services in international markets, or that we will be able to successfully expand international operations. The international reach of our business could cause us to be subject to unexpected, uncontrollable and rapidly changing events and circumstances. The following factors, among others, could adversely affect our business and earnings:

•	failure to properly comply with foreign laws and regulations applicable to our foreign activities including, without limitation, employment law requirements;

•	compliance with multiple and potentially conflicting regulations in the countries where we operate, including employment laws, and intellectual property requirements;

•	difficulties in managing foreign operations and appropriate levels of staffing;

•	longer collection cycles;

•	seasonal reductions in business activities, particularly throughout Europe;

•	proper compliance with local tax laws which can be complex and may result in unintended adverse tax consequences;

•	anti-American sentiment due to the war in Iraq and other American policies that may be unpopular in certain countries;

•	difficulties in enforcing agreements through foreign legal systems;

•

fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of services provided by us in foreign markets where payment for our products and services is made in the local currency and revenues are earned in U.S. dollars or other currency;

•	changes in general economic and political conditions in countries where we operate;

•	restrictions on downsizing operations in Europe and other jurisdictions (i.e. regulatory or union restrictions) and expenses and delays associated with any such activities; and

•	changes to or elimination of the international tax holiday for companies doing business in India.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales, adversely affecting our business.

Our business may not develop in ways that we currently anticipate due to negative public reaction to off-shore outsourcing and recently proposed legislation.

We have based our growth strategy on certain assumptions regarding our industry, services and future demand in the market for our services. However, the trend to outsource business processes may not continue and could reverse. Off-shore outsourcing is a politically sensitive topic in the U.S. and elsewhere. For example, many organizations and public figures in the U.S. have publicly expressed concern about a perceived association between off-shore outsourcing providers and the loss of jobs in the U.S.

There has been recent publicity about some negative experiences that organizations have had with off-shore outsourcing, such as theft and misappropriation of sensitive client data. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to off-shore providers to avoid negative perceptions that may be associated with using an off-shore provider. Any slowdown or reversal of existing industry trends towards off-shore outsourcing would seriously harm our ability to compete effectively with competitors that operate solely out of facilities located in the U.S.

A variety of U.S. federal and state legislation has been proposed that, if enacted, could restrict or discourage U.S. companies from outsourcing services outside the U.S. For example, legislation has been proposed that would require off-shore providers of services requiring direct interaction with clients’ customers to identify to clients’ customers where the off-shore provider is located. Because substantially all of our clients are located in the U.S., any expansion of existing laws or the enactment of new legislation restricting off-shore outsourcing could harm our business, results of operations and financial condition. It is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to off-shore service providers. This would also affect our ability to attract or retain clients that have these contracts.

Our financial results may be impacted by significant fluctuations in foreign currency exchange rates.

A substantial amount of our operating costs is incurred in foreign currencies. In recent periods, the U.S. dollar has dropped in value relative to other currencies and therefore our cost of providing services has increased accordingly. Any continued significant fluctuations in the currency exchange rates between the U.S. dollar and the currencies of countries in which we operate may affect our business, results of operations and financial condition. With the exception of certain hedging relating to the Canadian dollar and the Indian rupee, we are not currently engaged in other currency hedging transactions.

Our revenues and costs are subject to quarterly variations that may adversely affect quarterly financial results.

We have experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside our control, including:

•	the timing of new client contracts;

•	the timing of new service offerings or modifications in client strategies;

•	our ability to attract and retain and increase sales to existing customers;

•	the timing of acquisitions of businesses and products by us and our competitors;

•	product and price competition;

•	changes in our operating expenses;

•	software defects or other product quality problems;

•	the ability to implement new technologies on a timely basis;

•	the expiration or termination of existing contracts;

•	the timing of increased expenses incurred to obtain and support new business;

•	currency fluctuations; and

•	changes in our revenue mix among our various service offerings.

In addition, our planned staffing levels, investments and other operating expenditures are based on revenue forecasts provided by our clients. If revenues are below expectations in any given quarter, our business, results of operations and financial condition would likely be materially adversely affected for that quarter.

Our financial results may be adversely affected by increases in labor-related costs.

Because a significant portion of our operating costs relate to labor costs, an increase in U.S. or foreign wages, costs of employee benefits or taxes could have a material adverse effect on our business, results of operations and financial condition. For example, over the past several years, healthcare costs have increased at a rate much greater than that of general cost or price indices. In addition, we fund payroll and payroll related expenses in local currencies, many of which have recently increased in value relative to the U.S. dollar. Increases in our pricing may not fully compensate us for increases in labor and other costs incurred in providing services. Other of our facilities are located in jurisdictions, such as France and Germany, where the labor laws make it difficult or expensive to temporarily or permanently lay off hourly workers. Such laws will make it more expensive for us to respond to adverse economic conditions. There can be no assurance that we will be able to increase our pricing or reduce our workforce to fully compensate for the increases in the costs to provide services.

Our profitability will be adversely affected if we do not maintain sufficient capacity utilization.

Our profitability is influenced significantly by our capacity utilization of our service centers. Because our business consists of inbound contacts from end-users, we have no control of when or how many contacts are made. Moreover, we have significantly higher utilization during peak (weekday) periods than during off-peak (night and weekend) periods and therefore we need to reserve capacity at our service centers to anticipate peak periods. In the future, we may consolidate or close under-performing service centers in order to maintain or improve targeted utilization and margins. In the event we close service centers in the future, we may be required to record restructuring or impairment charges, which could adversely impact our business, results of operations and financial condition. There can be no assurance that we will be able to achieve or maintain optimal service center capacity utilization.

INTRODUCTION

To the Holders of our Common Stock:

Stream Global Services, Inc. (“Stream”, the “Company”, “we,” “us” or “our”), formerly known as Global BPO Services Corp. (“GBPO”), hereby offers to purchase up to 20,757,046 shares of its common stock, par value $0.001 per share (the “shares”), or such lesser number of shares as are properly tendered and not properly withdrawn at a purchase price of $8.00 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $166,056,638. We expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the offer, subject to applicable law. The offer will expire at 5:00 p.m., New York City time, on Friday, September 5, 2008, unless extended.

Stream’s offer is being made upon the terms and subject to certain conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). Stockholders must complete the Letter of Transmittal in order to properly tender shares pursuant to the Offer.

Only shares properly tendered, and not properly withdrawn, will be purchased. However, because of proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. We will return, at our expense, any shares that we do not purchase in the Offer because of proration or conditional tenders, promptly following the expiration of the Offer. See Section 3.

The Offer is not conditioned on any minimum number of shares being tendered pursuant to the Offer. The Offer is, however, subject to certain other conditions. See Section 7.

Our board of directors has approved our making the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your shares with your broker, if any, or other financial advisor.

Ares Corporate Opportunities Fund II, L.P. (“Ares”), our largest stockholder, has agreed not to tender any shares. In addition, each of our current and former officers, directors and strategic advisory council members has agreed not to tender any of their shares pursuant to the Offer. See Section 11.

If at the expiration of the Offer more than 20,757,046 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) are properly tendered and not properly withdrawn, we will purchase shares on a pro rata basis from all stockholders who properly tender shares, subject to any conditional tenders and appropriate adjustments to avoid the purchase of fractional shares. Therefore, we may not purchase all of the shares tendered pursuant to the Offer.

The Purchase Price will be paid net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. Also, the payment of cash for a foreign stockholder’s tendered shares will be subject to withholding. See Section 3. Also, see Section 13 regarding certain federal income tax consequences of the Offer.

We will pay all fees and expenses in connection with the Offer incurred by Innisfree M&A Incorporated, the Information Agent, and Continental Stock Transfer & Trust Company, the Depositary for the Offer. See Section 15.

As of August 7, 2008, we had 29,931,546 outstanding shares of common stock (excluding all shares as to which Conversion Rights were elected, none of which shares are considered as outstanding for purposes of this Offer to Purchase), as well as 150,000 outstanding shares of Series A Preferred Stock (convertible into 25,000,000 shares of common stock) and outstanding warrants to acquire 38,750,000 shares of our common stock at an exercise price of $6.00 per share that will become exercisable on October 17, 2008. The 20,757,046 shares that we are offering to purchase pursuant to the Offer represent approximately 37.8% of our outstanding shares as of August 7, 2008 (assuming the conversion of the outstanding Series A Preferred Stock, but excluding 38,750,000 shares issuable upon exercise of outstanding warrants). If the Offer is fully subscribed, we will have approximately 34,174,500 shares of common stock outstanding following the purchase of shares tendered pursuant to the Offer (assuming the conversion of the outstanding Series A Preferred Stock, but excluding shares issuable upon exercise of outstanding warrants). The actual number of shares outstanding will depend on the number of shares tendered and purchased pursuant to the Offer. See Section 2.

The shares are listed and traded on the American Stock Exchange under the symbol “OOO.” Warrants to acquire our shares for an exercise price of $6.00 per share (the “warrants”), and units comprised of one share and one warrant, are also listed and traded on the American Stock Exchange under the symbols “OOO.WS” and “OOO.U,” respectively. On August 6, 2008, the last full trading day before the announcement of the Offer, the last reported sale price of the shares was $7.87 per share. On August 6, 2008, the last reported sale price per warrant and per unit was $0.63 and $8.45, respectively. Stockholders are urged to obtain current market quotations for the shares, warrants and units prior to making any decision to tender shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

Number of Shares. Upon the terms and subject to certain conditions of the Offer, we will purchase up to 20,757,046 shares, or such lesser number of shares properly tendered and not properly withdrawn, in accordance with Section 4, before the Expiration Date, as defined below, at a price of $8.00 per share, net to the seller in cash, without interest, for a total purchase price of up to $166,056,638.

The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, September 5, 2008. Stream may extend the period of time during which the Offer will remain open to the extent Stream determines such extension is required by applicable law or regulation. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14.

Only shares properly tendered and not properly withdrawn will be purchased pursuant to the Offer. However, because of the proration provisions of the Offer, all of the shares tendered will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the Offer, including shares tendered and shares not purchased because of proration tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

We expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Section 14.

Purchase Price. The Purchase Price is $8.00 per share. We expressly reserve the right, in our sole discretion, to increase the Purchase Price, subject to applicable law. See Section 14.

If we (i) increase the price that may be paid for shares from $8.00 or (ii) increase the number of shares that we may purchase pursuant to the Offer by more than 2% of our outstanding shares, then the Offer must remain open for at least 10 business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See Section 14.

Proration. If more than 20,757,046 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase from each tendering stockholder a prorated number of shares, subject to conditional tender provisions as described below. Proration for each stockholder tendering shares will be based on the product of (i) the number of shares that have been properly tendered and not properly withdrawn by a particular stockholder and (ii) (a) 20,757,046, divided by (b) the total number of shares properly tendered and not properly withdrawn by all stockholders.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Stream’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Stream resulted from the merger of a subsidiary of Global BPO Services, Inc. (“GBPO”) and Stream Holdings Corporation (“SHC”). GBPO and SHC executed a merger agreement on January 27, 2008 that provided for the acquisition of SHC by GBPO for consideration consisting of cash and GBPO common stock. To effectuate the merger, GBPO required approval of its stockholders and also required that the holders of less than 30% of the shares of common stock issued in its initial public offering (the “IPO”) exercise their right to convert such shares into a pro rata portion of the funds held in a trust account into which a substantial portion of the net proceeds of the IPO was deposited (the “Conversion Right”). On June 2, 2008, GBPO and SHC executed an amended and restated merger agreement that reduced the price paid by GBPO for SHC and provided for all cash consideration. Simultaneously, GBPO and Ares entered into a stock purchase agreement whereby Ares agreed to purchase 150,000 shares of Series A Preferred Stock for an aggregate purchase price of $150 million. GBPO also announced that, following the consummation of the merger and the issuance of the Series A Preferred, it would commence the Offer for up to 20,625,001 shares. On July 18, 2008, GBPO announced that the Offer would include up to an additional 9,374,999 of our shares, equivalent to the maximum number of shares of GBPO common stock as to which Conversion Rights could be exercised by stockholders while still approving the merger, with the actual number to be determined by subtracting the number of shares of GBPO common stock as to which a Conversion Right had been exercised from 9,374,999 and adding that difference to 20,625,001. Thus, if no Conversion Rights had been exercised the Offer would have been for up to 30,000,000 shares, and if Conversion Rights had been exercised for the maximum of 9,374,999 shares the Offer would have been for up to 20,625,001 shares. Conversion Rights were exercised for an aggregate of 9,242,954 shares. Thus, the Offer is for up to 20,757,046 shares.

Ares has agreed not to tender any shares in the Offer. In addition, each of our current and former officers, directors and strategic advisory council members has agreed not to tender any of their shares pursuant to the Offer.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares pursuant to the Offer and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares with your broker, if any, or other financial advisor.

Potential Benefits of the Offer. We believe the Offer will provide benefits to Stream and our stockholders, including the following:

•

the Offer provides our stockholders with an opportunity to obtain liquidity with respect to a portion or possibly all of their shares, without, we believe, potential disruption to the share price (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without disruption to the share price) or the usual transaction costs associated with market sales; and

•	if we complete the Offer, we will return cash to our stockholders who elect to receive a return of capital, while stockholders who do not tender will increase their percentage ownership in Stream.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to Stream and our continuing stockholders, including the following:

•	by using a substantial portion of our existing cash reserves, the Offer may reduce our ability to engage in significant cash acquisitions;

•	there can be no assurance that we would be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all;

•

the Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. As of August 7, 2008, we had outstanding approximately 29,931,546 shares, excluding 25,000,000 shares issuable upon conversion of outstanding shares of Series A Preferred Stock, 38,750,000 shares issuable upon exercise of outstanding warrants and all shares as to which Conversion Rights were elected. Stockholders may be able to sell non-tendered shares in the future on the American Stock Exchange or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future;

•	upon the completion of the Offer, non-tendering stockholders and non-exercising, non-tendering warrant holders will realize a proportionate increase in their relative ownership interest in Stream; and

•

each of our current and former officers, directors and strategic advisory council members, and Ares, has agreed not to tender any of their shares pursuant to the Offer. Accordingly, the Offer will increase their proportional holdings in Stream to the extent that shares are tendered and purchased pursuant to the Offer. See Section 11.

Certain Effects of the Offer. Approximately $166 million will be required to purchase shares in the Offer if it is fully subscribed and up to $300,000 will be required to pay related fees and expenses. The Offer will be funded from our existing cash reserves, including the proceeds received from the sale of the Series A Preferred Stock.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Based on the published guidelines of the American Stock Exchange and certain conditions of the Offer, we believe that our purchase of up to 20,757,046 shares pursuant to the Offer will not result in delisting of the remaining shares on the American Stock Exchange. The shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act, and we have no intention to terminate such registration following the Offer.

Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by the Company unless otherwise retired.

Except as disclosed in this Offer to Purchase, including without limitation in “Certain Information Concerning Stream” in Section 10 of this Offer to Purchase, we currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Stream or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Stream or any of our subsidiaries;

•	any change in the present management of Stream, or change to any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of Stream, or the disposition of any material amount of securities of Stream; or

•	any changes in our certificate of incorporation, and by-laws, each as amended to date.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For a stockholder to make a valid tender of shares under the Offer the Depository must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the shares you wish to tender, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold shares through nominee stockholders to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Stockholders may tender shares subject to the condition that a specified minimum number of shares tendered be purchased if any shares tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Units. The Offer is only for shares. We have outstanding warrants to acquire shares and units comprised of a share and a warrant to acquire a share. You may tender shares that are included in units, but to do so you must separate such shares from the units prior to tendering such shares.

To separate your shares from the units, you must instruct your broker to do so for units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass at (212) 616-7617. Such written instructions must include the number of units to be split and the nominee holding such units. Your broker must also initiate electronically, using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant units and a deposit of an equal number of shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your broker to tender into the Offer the shares received upon the split up of the units.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such units into shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the certificates for shares back to you so that you may then tender into the Offer the certificates received upon the split up of the units.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the shares (including, for purposes of this Section 3, any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for shares tendered must be guaranteed by an eligible institution. If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery. The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Stream may enforce such agreement against the DTC participant.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (i) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company believes that any shares as to which Conversion Rights have been elected (whether or not such shares have been delivered to the Company or its transfer agent, or payment in respect thereof has been received) constitute a “short position” for purposes of Rule 14e-4, and thus will reduce any stockholder’s “net long position.” A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 (after deducting as a “short position” any shares as to which Conversion Rights have been exercised) and (ii) such tender of shares complies with Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Offer; (iii) the future value of our common stock is unknown and cannot be predicted with certainty; (iv) such stockholder has read this Offer to Purchase; (v) such stockholder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering stockholder’s specific situation; (vi) any foreign exchange obligations triggered by such stockholder’s tender of shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering stockholder. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered shares or waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Stream, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Leter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the stockholder is exempt from backup withholding. Therefore, each tendering stockholder that is a U.S. holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders (as defined in Section 13)) are not subject to backup withholding. In order for a non-U.S. holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to stockholders for shares purchased pursuant to the Offer, each stockholder that does not otherwise establish an exemption from the backup withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

U.S. Federal Income Tax Withholding from Non-U.S. Holders. Even if a non-U.S. holder has provided the required certification to avoid backup withholding, the Depositary will withhold and remit to the IRS U.S. federal income taxes equal to 30% of the gross payments payable to a non-U.S. holder or his agent, unless the non-U.S. holder establishes that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. (and, if a treaty applies, the gross proceeds are generally attributable to the U.S. permanent establishment or fixed base maintained by such non-U.S. holder). To obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S. (or, if a treaty applies, the gross proceeds are generally attributable to the U.S. permanent establishment or fixed base maintained by such non-U.S. holder), then a non-U.S. holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A non-U.S. holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S.

federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a U.S. holder, and in the case of a foreign corporation, such income may be subject to the additional branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a non-U.S. holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder (i) meets any of the “substantially disproportionate,” “complete termination,” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to the non-U.S. holder; or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates. If any certificate representing shares has been lost, destroyed or stolen, the stockholder should complete this Letter of Transmittal, indicate the certificate(s) representing shares is lost and return it to the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4. Withdrawal Rights.

You may withdraw shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. You may also withdraw your previously tendered shares at any time after 12:01 a.m., New York City time, on Friday, October 3, 2008 if not accepted prior to such time. Except as this Section 4 otherwise provides, tenders of shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether we waive similar defects or irregularities in the case of other stockholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf. Such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date, we (i) will determine which stockholders properly tendered shares and (ii) will accept for payment and pay for (and thereby purchase) up to 20,757,046 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) properly tendered and not properly withdrawn on or before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration and conditional tender provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

Stream will pay for shares purchased in the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us, of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

We urge stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through their nominee and not directly to the Depositary.

6. Conditional Tender of Shares.

In the event of an over-subscription of the Offer, shares tendered pursuant to the Offer prior to the Expiration Date will be subject to proration. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specific minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares. The Depository may withhold 30% of the gross payments payable to non-U.S. holders unless certain conditions are satisfied. See “Procedures for Tendering Shares—U.S. Federal Income Tax Withholding from Non-U.S. Holders” in Section 3.

After the Expiration Date, if more than 20,757,046 shares (or such greater number of shares we may elect to purchase pursuant to the Offer) are properly tendered and not properly withdrawn so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 20,757,046 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

Stream common stock is traded on the American Stock Exchange under the symbol “OOO.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the American Stock Exchange. Prior to October 18, 2007, there was no established trading market for the securities.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
Fiscal Year Ending December 31, 2008
1st Quarter	$7.65	$7.21	$0.65	$.018	$8.15	$7.63
2nd Quarter	$7.78	$7.24	$0.91	$0.12	$8.55	$7.50
3rd Quarter (through August 6, 2008)	$7.99	$7.47	$0.79	$0.55	$8.50	$7.79

Fiscal Year Ended December 31, 2007
4th Quarter (commencing October 18, 2007)	$7.30	$7.15	$0.68	$0.61	$8.10	$7.75

On August 6, 2008, the closing sale price of our common stock, as reported by the American Stock Exchange was $7.87 per share.

Our warrants and units comprised of one share and one warrant are also listed and traded on the American Stock Exchange under the symbols “OOO.WS” and “OOO.U,” respectively. On August 6, 2008, the last reported sale price per warrant and per unit, as reported by the American Stock Exchange, was $0.63 and $8.45, respectively.

Dividends. We do not pay dividends on our common stock.

You should evaluate current market quotes and trading volume for our common stock, among other factors, before deciding whether or not to accept the Offer.

9. Source and Amount of Funds.

We expect that $166,056,638 will be required to purchase shares tendered in the Offer, if the Offer is fully subscribed, and up to an additional $300,000 will be required to pay related fees and expenses.

We will use our existing cash reserves to purchase shares tendered in the Offer and any related fees and expenses. Approximately $147.5 million of the aggregate consideration will be paid from the net proceeds received by us from our issuance of Series A Preferred Stock. The balance of the aggregate consideration will be paid from available cash on hand.

We will utilize a significant portion of our existing cash reserves in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

10. Certain Information Concerning Stream.

Overview

Stream is a global provider of CRM and other BPO services to companies in the technology, consumer electronics and communications industries. Stream’s CRM solutions encompass a wide range of telephone, email and Internet based services and technical support programs designed to maximize the long-term value of the relationships between Stream’s clients and their customers, or end-users. Technical support programs may involve technical troubleshooting, hardware, warranty support and game support, hosted services, data management, telecommunications services and professional services. Customer service includes activities such as customer setup/activations, up-sell or cross-sell programs, customer billing inquiries and customer retention programs. Stream works closely with its clients to design and implement large scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. Stream delivers services from its 30 service centers in 16 countries providing clients with numerous site alternatives and service options at various price points, enabling clients to build an optimal mix of service solutions to solve complex issues and create a cost efficient solution for its clients in approximately 30 different languages.

Stream delivers its CRM solutions through end-user initiated (inbound) telephone calls, emails and chat sessions that are routed to one or more of Stream’s service centers. Stream’s multi-jurisdiction geographic locations, technology infrastructure and process-driven service model allow it to deliver tailored BPO solutions based on a client’s required servicing needs, linguistic requirements and pricing. Typically an end-user makes an inbound request for technical assistance, seeks product activation or support, or a response to warranty or other issues. Stream’s trained service professionals respond to these inquiries from one of Stream’s service centers utilizing technologically advanced telephone systems and workstations, which are designed to enable the service professional to provide a comprehensive resolution.

Stream seeks to establish long-term, strategic relationships, formalized by renewable multi-year contracts, with clients in the technology, consumer electronics and communications industries. Stream targets these industries because of their growth potential, their complex product and service offerings and their large customer bases, which often require sophisticated customer interactions. Stream focuses on offering CRM solutions to fulfill the needs of these higher complexity programs, where it believes its customer service, technical expertise and its operational processes and performance metrics give it a competitive advantage over other CRM providers. As of June 30, 2008, SHC had 30 facilities in 16 countries with over 15,000 employees.

We were incorporated in Delaware on June 26, 2007. Our principal executive offices are located at 125 High Street, 30th Floor, Boston, Massachusetts 02110 and our telephone number is (617) 517-3252.

Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference, along with any documents that are filed by us with the SEC after August 7, 2008:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 17, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed on May 5, 2008;

•	Proxy Statement for the Annual Meeting of Stockholders held on July 29, 2008, as filed on July 7, 2008, and the Supplement thereto as filed on July 18, 2008;

•	Current Reports on Form 8-K, as filed on July 8, July 17, July 18, July 22, July 23, July 29, July 30, August 4 and August 6, 2008.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone number and address set forth on the back cover of this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

A list of our directors and named executive officers is attached to this Offer to Purchase as Appendix A.

As of August 7, 2008, we had 29,931,546 outstanding shares of common stock (excluding all shares as to which Conversion Rights were elected, none of which shares are considered as outstanding for purposes of this Offer to Purchase), as well as 150,000 outstanding shares of Series A Preferred Stock (convertible into 25,000,000 shares of common stock) and outstanding warrants to acquire 38,750,000 shares of our common stock at an exercise price of $6.00 per share that will become exercisable on October 17, 2008. The 20,757,046 shares that we are offering to purchase pursuant to the Offer represent approximately 37.8% of our outstanding shares as of August 7, 2008 (assuming the conversion of the outstanding Series A Preferred Stock, but excluding 38,750,000 shares issuable upon exercise of outstanding warrants). If the Offer is fully subscribed, we will have approximately 34,174,500 shares of common stock outstanding following the purchase of shares tendered pursuant to the Offer (assuming the conversion of the outstanding Series A Preferred Stock, but excluding shares issuable upon exercise of outstanding warrants). The actual number of shares outstanding will depend on the number of shares tendered and purchased pursuant to the Offer. See Section 2.

The following table sets forth, as of August 7, 2008, (i) the aggregate number and percentage of shares that were beneficially owned by our directors and executive officers and (ii) assuming we purchase 20,757,046 shares in the Offer, the percentage of shares that will be beneficially owned after the Offer by our directors and executive officers. For purposes of this table, and in accordance with SEC rules, shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that he or she has the right to acquire pursuant to the exercise of warrants within 60 days after August 7, 2008, in accordance with Rule 13d-3 under the Exchange Act. The 25,000,000 shares issuable upon conversion of outstanding shares of Series A Preferred Stock are deemed outstanding for all purposes in the table below, but the 38,750,000 shares issuable upon exercise of outstanding warrants are not deemed outstanding because they first become exercisable on October 17, 2008.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Pre-Tender Offer		Pro Forma Post-Tender Offer
Name and Address of Executive Officers, Directors and Certain Beneficial Owners(1)	Number of Shares	Percentage	Number of Shares	Percentage
R. Scott Murray(2)(3)	3,753,402	6.8%	3,753,402	11.0%
Sheila M. Flaherty(2)	556,815	1.0%	556,815	1.6%
Kevin T. O’Leary(2)	467,254	*	467,254	1.4%
Paul G. Joubert(2)	467,254	*	467,254	1.4%
G. Drew Conway(2)	436,198	*	436,198	1.3%
Stephen D. R. Moore(2)	311,198	*	311,198	*
David Kaplan(4)	—	—	—	—
Jeffrey Schwartz(5)	—	—	—	—
Nate Walton(6)	—	—	—	—
All Directors and executive officers as a group (9 persons)(2)	5,992,121	10.9%	5,992,121	17.5%
Ares Corporate Opportunities Fund II, L.P.(7)	25,000,000	45.5%	25,000,000	73.2%

*	Represents less than 1% of the outstanding shares.
(1)	Unless otherwise noted, the business address of each of the individuals is c/o Stream Global Services, Inc., 125 High Street, 30th Floor, Boston, Massachusetts 02110.
(2)	If the 25,000,000 shares issuable upon conversion of the outstanding shares of Series A Preferred Stock held by Ares Corporate Opportunities Fund II, L.P. (“Ares”) were not included as outstanding for purposes of percentage ownership calculations, in accordance with Rule 13d-3, the ownership percentages pre-tender offer and post-tender offer would be higher.
(3)	Derived from a Form 4 filed with the SEC on March 17, 2008 by R. Scott Murray. Consists of shares held by Trillium Capital LLC. Pursuant to the terms of the limited liability company agreement of Trillium Capital LLC, R. Scott Murray and The R. Scott Murray Remainder Trust—2000, the two current members of Trillium Capital LLC, are permitted to transfer their membership interests with the consent of the manager who is also GBPO’s chief executive officer, subject to compliance with federal and state securities laws. Any person who acquires in any manner whatsoever a membership interest in Trillium Capital LLC, whether or not such person has accepted and assumed in writing the terms and provisions of the limited liability company agreement or been admitted into the LLC as a member, shall be deemed to have agreed to be subject to and bound by all of the obligations of the limited liability company agreement with respect to such membership interest and shall be subject to the provisions of the limited liability company agreement with respect to any subsequent transfer of such membership interest.
(4)

Mr. Kaplan is a senior partner in the Private Equity Group of Ares Management LLC, a private investment management firm that indirectly controls Ares. Ares owns 150,000 shares of Series A Preferred Stock (convertible into 25,000,000 shares) and warrants to purchase 7,500,000 shares. Mr. Kaplan disclaims beneficial ownership of the securities of the Company owned by Ares. Mr. Kaplan’s address is c/o Ares Management, Inc., 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(5)	Mr. Schwartz is a principal in the Private Equity Group of Ares Management LLC, a private investment management firm that indirectly controls Ares. Ares owns 150,000 shares of Series A Preferred Stock (convertible into 25,000,000 shares) and warrants to purchase 7,500,000 shares. Mr. Schwartz disclaims beneficial ownership of the securities of the Company owned by Ares. Mr. Schwartz’s address is c/o Ares Management, Inc., 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(6)	Mr. Walton is a vice president in the Private Equity Group of Ares Management LLC, a private investment management firm that indirectly controls Ares. Ares owns 150,000 shares of Series A Preferred Stock (convertible into 25,000,000 shares) and warrants to purchase 7,500,000 shares. Mr. Walton disclaims beneficial ownership of the securities of the Company owned by Ares. Mr. Walton’s address is c/o Ares Management, Inc., 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(7)	Represents shares issuable upon conversion of Series A Preferred Stock. Does not include 7,500,000 shares issuable upon exercise of warrants that are not exercisable until October 17, 2008; if such shares were included as owned, Ares’s ownership percentage would be 52.1% pre-tender offer and 78.0% post-tender offer. The address for Ares Corporate Opportunities Fund II, L.P. is c/o Ares Management, Inc., 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

2008 Stock Incentive Plan

The 2008 stock incentive plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and other stock-based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2008 stock incentive plan; however, incentive stock options may only be granted to our employees. The 2008 stock incentive plan is administered by our compensation committee. Our compensation committee determines the size and type of grant for our executive officers. The independent members of the board of directors determine the size and type of grant for our chief executive officer. Incentive stock options and non-qualified stock options are granted at or above the fair market value of our shares on the date of grant. The maximum number of shares of our common stock authorized for issuance under the 2008 stock incentive plan is 5,000,000 shares.

Securities Transactions

Prior to our IPO, we issued 7,812,500 shares of our common stock to our current and former directors and officers, and members of our strategic advisory council, at a purchase price of approximately $0.0056 per share. Such shares may not be sold or transferred until one year following the closing of the acquisition of SHC, subject to certain exceptions.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our securities during the 60 days prior to August 7, 2008, except as follows:

On June 2, 2008, the Company entered into a preferred stock purchase agreement with Ares for the issuance and sale in a private placement of the outstanding shares of its Series A Preferred Stock, in the aggregate principal amount of $150.0 million. The Series A Preferred Stock is convertible into shares of common stock at a conversion price of $6.00 per share. Contemporaneously with the closing of the preferred stock purchase agreement, GBPO and Ares entered into a registration rights agreement, a stockholder’s agreement and a management rights letter.

On August 7, 2008, in connection with the sale of shares of Series A Preferred Stock of Ares, R. Scott Murray, Sheila M. Flaherty, Kevin T. O’Leary, Stephen D.R. Moore, G. Drew Conway, Paul G. Joubert and three other stockholders collectively transferred warrants for 7,500,000 shares (which had been purchased by them at the time of our IPO for a price of $1.00 per warrant) to Ares for aggregate consideration of $7,500.

Stockholder’s Agreement

On August 7, 2008, we and Ares entered into a stockholder’s agreement. Pursuant to the stockholder’s agreement, neither Stream nor any of its subsidiaries will, without the consent of the holders holding a majority of the Series A Preferred Stock then held by all holders: (i) acquire all or substantially all of the assets or liabilities of another entity (by purchase of assets or stock, merger or otherwise) where the purchase price for such acquisition exceeds $50.0 million, including assumed indebtedness, (ii) issue or sell or authorize the issuance or sale of any shares of capital stock of Stream or any of its subsidiaries, subject to certain exceptions or (iii) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases), other than pursuant to the credit agreement with PNC entered into in connection with the closing of the acquisition of SHC. These rights will cease to apply on the earliest to occur of (A) the first date on which holders hold in the aggregate less than 30% of the shares of Series A Preferred Stock issued and sold pursuant to the preferred stock purchase agreement and (B) the first date on which the outstanding shares of Series A Preferred Stock collectively represent less than 20% by voting power of the outstanding capital stock of Stream.

In addition, Stream granted Ares a right of first refusal to purchase its pro rata share of any equity or equity equivalent securities issued by Stream, subject to certain exceptions. Ares’ pro rata share is based on its then ownership percentage of Stream common stock, on a fully-diluted and as-converted basis. These rights terminate upon the closing of the sale of all or substantially all of the assets or business of Stream (by sale of assets or stock, merger or otherwise).

Under the stockholder’s agreement the holders of a majority of the outstanding shares of Series A Preferred Stock are entitled to elect directors in accordance with the Certificate of Designations for the Series A Preferred Stock. Under the Certificate of Designations, Ares is entitled to elect such number of directors as equals its then proportionate ownership interest of Stream (on an as-converted basis), but in no event less than three directors as long as it owns at least 17,850,000 shares (on an as-converted basis).

Registration Rights Agreement

On August 7, 2008, we, Ares and the founding stockholders entered into a registration rights agreement, superseding the existing registration rights agreement among us and the founding stockholders, pursuant to which we have agreed to grant to Ares and the founding stockholders certain rights with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of our common stock, including shares issuable upon conversion of the Series A Preferred Stock, exercise of the founder warrants and the shares of our common stock held by the founding stockholders (collectively, the “Registrable Securities”).

The registration rights agreement provides that after (i) the later of (a) the completion of the Offer and (b) October 17, 2008, and (ii) so long as Ares or its permitted transferees holds at least 30% of the Registrable Securities acquired by them in the private placement, Ares may request that we file a shelf registration statement for resale of such Registrable Securities.

In addition, after (i) the release of the founding stockholder’s common stock from escrow pursuant to that certain securities escrow agreement, dated as of October 17, 2007, by and among us, the founding stockholders and Continental Stock Transfer & Trust Company, and (ii) the later of (a) the completion of the Offer and (b) October 17, 2008, and (iii) so long as Ares or its permitted transferees no longer hold at least 30% of the Registrable Securities acquired by them in the private placement, the holders of a majority of the Registrable Securities then outstanding, may request that we file a shelf registration statement for resale of the Registrable Securities then held by them.

In addition, (i) so long as Ares or its permitted transferees hold at least 30% of the Registrable Securities acquired by them in the private placement, Ares may make a demand on us, or (ii) so long as Ares or its permitted transferees no longer hold at least 30% of the Registrable Securities acquired by them in the private placement, the holders owning a majority of the Registrable Securities then outstanding, may make a demand on us, that we register the Registrable Securities. We are obligated to effect four registrations pursuant to the rights of Ares set forth in clause (i) above. We also granted to Ares and the founding stockholders unlimited piggy-back registration rights.

Murray Agreement

On July 15, 2008, the Company entered into an employment agreement with R. Scott Murray (the “Murray Agreement”) providing for him to serve as Chief Executive Officer, President and Chairman of the Board of the Company. His annual salary will initially be $595,000 per annum. Mr. Murray will be eligible for an annual bonus, based on achievement of the annual budgeted earnings before interest, taxes, depreciation and amortization and as adjusted for acquisition, divestitures, one-time charges, non-cash foreign currency gains and losses, transaction-related costs, restructuring charges, stock compensation charges and other similar items (“Adjusted EBITDA”). For fiscal 2009, Mr. Murray’s target for earning a bonus at a level equal to 100% of his base salary shall be $60 million of Adjusted EBITDA. No bonus shall be paid if the company achieves less than 90% of its target Adjusted EBITDA for the applicable year. If the employment of Mr. Murray terminates by reason of the Company’s election not to renew the Murray Agreement, by Mr. Murray for Good Reason (as defined in the Murray Agreement), by the Company without Cause (as defined in the Murray Agreement) or by reason of his death or disability, the Company shall pay to Mr. Murray, over a two-year period, an aggregate amount equal to two times his then base salary plus two times the amount of the actual bonus earned by Mr. Murray in respect of the most recently completed full 12-month bonus calculation period. In addition, any then outstanding unvested equity awards held by Mr. Murray would be accelerated by 12 months. If any such termination occurs within 24 months after a Change in Control (as defined in the Murray Agreement), all then outstanding unvested awards held by Mr. Murray would be accelerated. The Murray Agreement contains provisions prohibiting Mr. Murray from competing with our business for a period of 18 months after the termination of his employment in the event he receives certain severance related payments.

Flaherty Agreement

On July 16, 2008, the Company entered into an employment agreement with Sheila M. Flaherty (the “Flaherty Agreement”) providing for her continued service as Executive Vice President and General Counsel of the Company. Under the Flaherty Agreement, Ms. Flaherty’s base salary will be set at $300,000 and her target bonus will be 60% of base salary. In the event of Ms. Flaherty’s termination by reason of the Company’s election not to renew her agreement, by the Company without cause (as defined in the Flaherty Agreement), by her for Good Reason (as defined in the Flaherty Agreement) or by reason of her death or disability, the Company shall pay Ms. Flaherty, over a 12-month period, aggregate payments equal to one times her then base salary. In addition, any then outstanding unvested equity awards held by Ms. Flaherty would be accelerated by 12 months. If any such termination occurs within 24 months after a Change in Control (as defined in the Flaherty Agreement), all then outstanding unvested awards held by Ms. Flaherty would be accelerated. The Flaherty Agreement contains provisions prohibiting Ms. Flaherty from competing with our business for a period of 12 months after the termination of her employment in the event she receives certain severance related payments. On August 7, 2008, Ms. Flaherty’s title changed to chief legal and administrative officer.

Participation in the Offer

Under the terms of the preferred stock purchase agreement, Ares has agreed not to tender any shares pursuant to the Offer. In addition, each of our current and former officers, directors and strategic advisory council members has agreed not to tender any of their shares pursuant to the Offer.

12. Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13. U.S. Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose shares are tendered and accepted for payment. This discussion assumes that stockholders hold shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of the stockholder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, (ii) the special tax rules that may apply to certain stockholders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the U.S., or (iii) the special tax rules that may apply to a stockholder that acquires, holds, or disposes of shares as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of shares that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Stockholders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Non-Participation in the Tender Offer. Holders of shares who do not tender any of their shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as result of the consummation of the Offer.

Exchange of Shares Pursuant to the Offer. The exchange of shares for cash pursuant to the Offer will be a taxable redemption of the shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of shares or as a distribution with respect to shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment.”

Sale. If the redemption qualifies as a sale of shares by a holder under Section 302 of the Code, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares. A holder’s adjusted tax basis in the shares generally will equal the holder’s acquisition cost, and if the holder purchased Stream’s units, the cost of such units would be allocated between the common stock and the warrants that comprised such units based on their relative fair market values at the time of purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. There is substantial uncertainty, however, whether the Conversion Rights with respect to the shares may suspend the running of the applicable holding period for this purpose. A holder must calculate gain or loss separately for each block of shares exchanged pursuant to the Offer (generally, shares acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15%. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of shares if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain realized by a non-U.S. holder upon a sale of shares generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares.

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable U.S. federal income tax rates. Any gains of a non-U.S. holder described in clause (i) of the preceding sentence that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S. We currently are not and never have been a “United States real property holding corporation.”

Distribution. If the redemption does not qualify as a sale of shares under Section 302, a holder will be treated as receiving a corporate distribution. A distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in the shares. Any remaining excess will be treated as gain realized on the sale of the shares and will be treated as described above under “Sale.” The IRS recently announced that it is studying whether the basis reduction in such a case should be limited to the basis of the shares redeemed, or whether the basis of both the retained and redeemed shares should be reduced to zero before gain is recognized.

A dividend to a U.S. holder that is a taxable corporation generally (i) will qualify for the dividends-received deduction if the requisite holding period is satisfied, subject to applicable limitations and exceptions, and (ii) may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. holder generally will be subject to tax at the maximum tax rate accorded to capital gains. There is substantial uncertainty, however, whether the Conversion Rights with respect to the shares may suspend the running of the applicable holding period for this purpose.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty withholding rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for the benefits of the applicable income tax treaty or (ii) if the shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if provided in an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., are subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates and are not subject to the U.S. withholding tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Criteria for Determining Sale or Distribution Treatment. Whether an exchange of shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of shares treated as held by the holder before and after the exchange (including any common stock constructively owned by the holder as a result of, among other things, owning warrants). The exchange of shares for cash pursuant to the Offer generally will be treated as a sale of the shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only shares actually owned by the holder, but also shares of our common stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding stock actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s stock interest if either (i) all of the shares actually and constructively owned by the holder are redeemed or (ii) all of the shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock in us. The exchange of shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. Because proration may occur in the Offer, even if all the shares actually and constructively owned by a holder are tendered pursuant to the Offer, fewer than all of the shares may be purchased by us. Accordingly, proration may affect whether the exchange of shares pursuant to the Offer will meet any of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering shares pursuant to the Offer. A U.S. holder owning at least 5% of our outstanding stock who exchanges any shares for cash pursuant to the Offer must comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2).

If none of the foregoing tests is satisfied, then the exchange of shares for cash pursuant to the Offer will be treated as a corporate distribution and the tax effects will be as described above under “Distribution.” After the application of those rules, any remaining tax basis of the holder in the purchased shares will be added to the holder’s adjusted tax basis in his remaining shares, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly to the adjusted basis of stock held by related persons whose stock is constructively owned by the holder.

Information Reporting and Backup Withholding. Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our common stock and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Tax Withholding from Non-U.S. Holders. As indicated in Section 3, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a non-U.S. holder, unless the non-U.S. holder establishes that a reduced rate of, or exemption from, withholding is available. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld under the circumstances described in Section 3.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in Section 7 shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer or to increase the number of shares being sought in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to (a) increase the price to be paid for shares, or (b) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares, and

(ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15. Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Stream for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Section 5.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

August 7, 2008

APPENDIX A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF STREAM GLOBAL SERVICES, INC.

The executive officers and directors of Stream Global Services, Inc. are set forth in the following table:

Name	Position
R. Scott Murray	Chairman of the Board of Directors, Chief Executive Officer, President and Interim Chief Financial Officer
Sheila M. Flaherty	Chief Legal and Administrative Officer
Kevin T. O’Leary	Director
Stephen D.R. Moore	Director
G. Drew Conway	Director
Paul G. Joubert	Director
David Kaplan	Director
Jeffrey Schwartz	Director
Nate Walton	Director

The address and telephone number of each executive officer and director is: c/o Stream Global Services, Inc., 125 High Street, 30th Floor, Boston, Massachusetts 02110, telephone (617) 517-3252.

A-1

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Stream who wishes to participate in the Offer or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail:	By Overnight Delivery:	By Hand:
17 Battery Place- 8th Floor New York, NY 10004 Attention: Reorganization Department	17 Battery Place- 8th Floor New York, NY 10004 Attention: Reorganization Department	17 Battery Place- 8th Floor New York, NY 10004 Attention: Reorganization Department

Confirmation Telephone Number: (212) 509-4000, ext. 536

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Banks and Brokers Call: (212) 750-5833

All Others Call Toll Free: (888) 750-5834